Validus Holdings, Ltd. 29 Richmond Road Pembroke, HM 08 Bermuda Validus Holdings, Ltd. Announces Senior Management Appointments at Talbot Underwriting Ltd. Pembroke, Bermuda – November 19, 2015 – Validus Holdings, Ltd. (NYSE: VR) (“Validus”), today announced a series of senior management appointments at Talbot Underwriting Ltd. (“Talbot”), its wholly owned subsidiary. Rupert Atkin will retire as Chief Executive Officer of Talbot on February 29, 2016. Peter Bilsby, currently Managing Director of Talbot, will succeed Rupert as Chief Executive Officer on March 1, 2016. Michael Carpenter will step down as Chairman of Talbot on March 1, 2016, at which point Rupert will succeed him in the role. Michael will remain a Non-Executive Director of Talbot and a member of the Validus board of directors. The appointments are subject to customary Lloyd’s and regulatory approvals. Peter Bilsby has almost 30 years’ experience of the insurance market. He joined Talbot as Head of Global Aerospace from XL London Market Ltd. in September 2009 and served as Director of Underwriting until his appointment as Managing Director in November 2013. Peter was appointed to the Board of Talbot in April 2010. Rupert Atkin has worked in the insurance market for 35 years. He launched Syndicate 1183 in 1991 and was appointed Director of Underwriting at Talbot in 2001. He became Chief Executive Officer following the sale of Talbot to Validus in 2007. Rupert was appointed to the Council of Lloyd's in 2007, became Chairman of the Lloyd's Market Association in 2012 and Deputy Chairman of Lloyd's in 2014. Michael Carpenter joined Talbot in June 2001 as Chief Executive Officer and was appointed Chairman following the sale of the business to Validus in 2007. Michael joined the Board of Validus in 2012 and is the Chairman of the Validus Group Audit Committee. Ed Noonan, Chairman and Chief Executive Officer of Validus, said: “Rupert Atkin has overseen Syndicate 1183’s progression since inception and Talbot’s growth for the past eight years, building it into an important part of the Validus Group. Through Rupert, we have been able to expand our services and global presence, and we have a fantastic platform for continued growth and success. The Board and staff of Validus thank him for his exceptional contribution and years of service, and we are delighted that he will take on the role of Chairman of Talbot so that the company will continue to benefit from his expertise. “I would also like to thank Michael Carpenter for his notable input at Talbot. As Chief Executive Officer and then Chairman, working closely with Rupert throughout, Michael has guided the company through a significant period of development within the underwriting market. We are fortunate to continue to draw on his expert advice and guidance on the Board of Validus. “I have no doubt that Peter Bilsby will build on Rupert’s achievements. Since joining Talbot, Peter has been a major contributor to the strategic direction of the business. His leadership skills, industry experience and first-hand knowledge of underwriting specialty risks make him the ideal candidate to take Talbot forward in its next phase of growth.” Rupert Atkin, Chief Executive Officer of Talbot, said: “Having launched Syndicate 1183 in 1991 with two employees and a £6m capacity and overseen its growth to 349 employees and a £625m capacity in 2015, I look back on this transformation with great pride and satisfaction. Talbot has generated in excess of $850m of profit for Validus since being acquired in 2007 and I am confident the business will continue to flourish under Peter Bilsby's leadership. I would like to thank my colleagues who have contributed so much to this success.” Peter Bilsby, Chief Executive Officer Designate, said: “I am honored and privileged to be appointed to the role of Chief Executive Officer of Talbot. Since joining the company six years ago, I have been very impressed by the strength and depth of talent within our organization. I am excited to be assuming the leadership of the business and building upon its recent success under Rupert Atkin's outstanding direction. I look forward to working with the management team as we continue to drive profitable growth and performance across Talbot's global offices.” About Validus Holdings, Ltd. Validus Holdings, Ltd. is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Holdings Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”). Validus Re is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a U.S. specialty lines insurance company focused on excess and surplus lines. AlphaCat is a Bermuda based investment adviser managing capital for third parties and the Group in insurance linked securities and other property catastrophe reinsurance investments. About Talbot Underwriting Ltd. Talbot Underwriting Ltd operates within the Lloyd’s insurance market through Syndicate 1183. Syndicate 1183 focuses on underwriting a number of specialty risks including marine, aviation, transport, energy, terrorism, political risk, accident and health, construction, contingency, financial institutions, property and treaty reinsurance. Syndicate 1183 has capacity of £625 million for the 2015 underwriting year of account. Contact: Media: Brunswick Group Tom Burns/Dania Saidam +44 20 7404 5959